Exhibit 4.1

Description of the Registrant’s Securities Registered

Pursuant to Section 12 of the Securities Exchange Act of 1934

As of February 1, 2020, Oxford Industries, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock,  $1 par value per share ( “Common Stock”). Unless the context otherwise requires, references to “Oxford Industries, Inc.,” “us,” “we” and “our” are solely to Oxford Industries, Inc. and not to any of its subsidiaries or affiliates.

General

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation (the “Articles of Incorporation”) and our Bylaws, as amended (the “Bylaws”), each of which is attached as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation and our Bylaws for additional information.

Authorized Capital Stock

Under our Articles of Incorporation, our authorized capital stock consists of 60,000,000 shares of our Common Stock and 30,000,000 shares of preferred stock, $1 par value per share (“Preferred Stock”).

Common Stock

Preemptive Rights

Shares of our Common Stock have no preemptive rights.

Dividend Rights

Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of our Common Stock are entitled to dividends when, as and if authorized by our board of directors and declared by us out of funds legally available for that purpose.

Voting Rights

Holders of our Common Stock are entitled to one vote per share, in person or by proxy, on each matter submitted for their vote at any meeting of our shareholders for each share of our Common Stock held as of the record date for the meeting.

Our board of directors is divided into three classes with staggered three-year terms.  Each director is elected by the vote of the majority of the votes cast with respect to the director (number of shares voted “for” a director must exceed the number of votes cast “against” that director) at any meeting of the shareholders at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected at such meeting, the directors are elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Holders of our Common Stock are not permitted to cumulate their votes for the election of directors.

Liquidation Preference

In the event that we are voluntarily or involuntarily liquidated, dissolved or wound up, the holders of our Common Stock will be entitled to share ratably in any distribution to shareholders, but only after payment or provision for payment of our debts and other liabilities and subject to the rights of the holders of any series of our Preferred Stock that may be outstanding.

Sinking Fund

Shares of our Common Stock do not have the benefit of any retirement or sinking fund.

Listing

Shares of our Common Stock are traded on the New York Stock Exchange under the symbol “OXM.”

Preferred Stock

Our Articles of Incorporation permit our Board of Directors to issue up to 30,000,000 shares of Preferred Stock (none of which are outstanding) in one or more series. Our Board of Directors is vested with the authority to divide Preferred Stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitations of the shares of any class or series so established, including, but not limited to, whether shares can be redeemed and, if so, the redemption price and the terms and conditions of redemption.

If at any time we fail to pay full cumulative dividends on any shares of Preferred stock or on any other class of stock ranking superior to or in parity with the Preferred Stock, or if at any time we are in default under the requirements with respect to any purchase, retirement or sinking fund or funds applicable to any series of the Preferred Stock or any other class of stock ranking superior to or in parity with the Preferred Stock, thereafter until such dividends have been paid or declared and set apart for payment and any other such default remedied, we may not purchase, redeem, or otherwise acquire for consideration any shares of any class of stock then outstanding and ranking in parity with or junior to the Preferred Stock.

The issuance of Preferred Stock could adversely affect the rights of holders of our Common Stock.

Anti-Takeover Provisions of our Articles of Incorporation and Bylaws

Fair Price Provision

Our Articles of Incorporation require that any specified business combinations involving a person or entity that beneficially owns 10% or more of the outstanding shares of our voting stock, or that is an affiliate of the company who beneficially owned 10% or more of the outstanding shares of our voting stock within the two-year period preceding the date in question (in either case, an “interested shareholder”) must be (a) unanimously approved by the directors who are not affiliated with the interested shareholder (the “continuing directors”), provided that the continuing directors constitute at least three members of our board of directors at the time of such approval, or (b) recommended by at least two‑thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of shares entitled to vote generally in the election of directors, other than shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to such business combination.

These requirements do not apply if (i) specific fair price conditions are met that in general provide that the payment received by our shareholders in the business combination is not less than the amount the interested shareholders paid for any shares of our voting stock acquired within two years of the business combination announcement, (ii) the consideration to be received is to be in cash or in the same form as the interested shareholder has previously paid for shares,  (iii) certain procedural requirements are met, and (iv) the interested shareholder has not received the benefit, directly or indirectly, except proportionately as a stockholder, of any loans, advances, guarantees, pledges, or other financial assistance, or any tax credits or other tax advantages provided by us or our subsidiaries.

The provisions of our Articles of Incorporation described above may make it more difficult and, thereby, discourage attempts to take control of us, and may make it more difficult to remove incumbent management. None of these provisions, however, prohibit an offer for all of the outstanding shares of our common stock or a merger between us and another entity.

Articles of Incorporation

Under our Articles of Incorporation, the affirmative vote of 75% of our capital stock entitled to vote in the election of directors, voting as a single class, is required to amend, alter, change or repeal,  or to adopt any provision inconsistent with, the provisions that, among others, (1) set the number of directors serving in our board of directors, (2) designate the classification of our board of directors, (3) control the removal of directors, (4) control the filling of vacancies in our board of directors, and (5) allow special meetings of shareholders to be called under certain circumstances.

Additionally, the affirmative vote of two‑thirds of the continuing directors and a majority of the votes entitled to be cast by holders of shares entitled to vote generally, other than shares beneficially owned by any interested shareholder and any of its affiliates and associates,  is required to amend, alter, change or repeal,  or to adopt any provision inconsistent with, the fair price provision described above.

Limitation of Directors’ Liability

Our Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to us or our shareholders for monetary damages for breaches of such director’s duty of care or other duties as a director. Our Articles of Incorporation do not provide for the elimination of, or any limitation on, the liability of a director for (1) any appropriation, in violation of the director’s duties, of any business opportunity of ours, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (the “Code”), or (4) any transaction from which the director derived an improper personal benefit. These provisions of our Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director’s duties to such shareholder or to us.

Under Article VI of our Bylaws, we are required to indemnify any individual who is made a party (as defined in the Code) to a proceeding (as defined in the Code) because he is or was a director or officer (in each case as defined in the Code) against liability (as defined in the Code), incurred in the proceeding, if he or she acted in good faith and, while acting in an official capacity as a director or officer, acted in a manner he or she reasonably believed to be in our best interest, and in all other cases, acted in a manner he or she reasonably believed was not opposed to our best interest, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Further, we may indemnify an individual made a party to a proceeding because he or she is or was an employee or agent of ours against liability, incurred in the proceeding, if he or she acted in good faith and, while acting in an official capacity as an employee or agent, acted in a manner he or she reasonably believed to be in our best interest, and in all other cases, acted in a manner he or she reasonably believed was not opposed to our best interest, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.